=================================================================

                   SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                  Preliminary Proxy Statement

                  Reading & Bates Corporation
       (Name of Registrant as Specified In Its Charter)


            $125 per Exchange Act Rules 14a-6(i)(2)
                    (Payment of Filing Fee)

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                  READING & BATES CORPORATION
                  901 Threadneedle, Suite 200
                     Houston, Texas 77079

           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD ON MAY 10, 1994

     The Annual Meeting of Stockholders of Reading & Bates Corporation, a Delaware corporation (the "Company"), will be held in the Colonade Room, Omni Houston Hotel, Four Riverway, Houston, Texas 77056, on Tuesday, May 10, 1994 at 11:00 a.m., for the following purposes:

          (1) To elect three Class III directors for terms expiring in 1997;

          (2) To act upon a proposal to amend the Company's Restated Certificate of Incorporation, as heretofore amended and supplemented (the "Charter"), so as to reclassify each share of the Company's outstanding Class A (Cumulative Convertible) Capital Stock (the "Class A Stock") into 10 shares of the Company's Common Stock, $.05 par value (the "Common Stock"), and to delete all references to such Class A Stock therefrom;

          (3) To act upon a proposal to amend the Charter to update and simplify Article THIRD thereof, to delete Articles
FIFTH through EIGHTH thereof, to delete all references to the Company's Non-Voting Convertible Class B Common Stock therefrom and to restate the Charter in its entirety;

          (4) To act upon a proposal to ratify and approve the reappointment of Arthur Andersen & Co. as independent public accountants for the Company for its fiscal year 1994; and

          (5) To transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

          Only holders of record of the Common Stock and Class
A Stock at the close of business on April 8, 1994 are entitled to notice of and to vote at the meeting, or any postponement or adjournment thereof.

          Please mark, sign, date and return the enclosed proxy card promptly, whether or not you expect to attend the meeting. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

By Order of the Board of Directors
Houston, Texas                            Wayne K. Hillin
April 11, 1994                           Secretary

                  PLEASE MARK, SIGN AND DATE
            THE ENCLOSED PROXY CARD AND MAIL IT AT
                  YOUR EARLIEST CONVENIENCE
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                  READING & BATES CORPORATION
                  901 Threadneedle, Suite 200
                     Houston, Texas 77079

                        PROXY STATEMENT

                Annual Meeting of Stockholders
                         May 10, 1994


     The enclosed form of proxy is solicited by the Board of Directors of Reading & Bates Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, May 10, 1994 at 11:00 a.m. in the Colonade Room, Omni Houston Hotel, Four Riverway, Houston, Texas. This Proxy Statement and form of Proxy are being mailed to stockholders on or about April 15, 1994.

     At the Annual Meeting, stockholders will be asked to elect three Class III directors for terms expiring in 1997 and to consider and vote upon the following proposals
(collectively, the "Proposals"):

(i) a proposal to amend the Company's Restated Certificate of Incorporation, as heretofore amended and supplemented (the "Charter") so as to reclassify each outstanding share of the Company's Class A (Cumulative Convertible) Capital Stock (the "Class A Stock") into 10 shares of the Company's Common Stock, $.05 par value (the "Common Stock"), and to delete all references to such Class A Stock therefrom (the "Reclassification Proposal");

(ii) a proposal to amend the Charter to update and simplify Article THIRD thereof, to delete Articles FIFTH through EIGHTH thereof, to delete all references to the Company's Non-Voting Convertible Class B Common Stock (the "Class B Stock") therefrom and to restate the Charter in its entirety (the "Charter Amendment"); and

(iii)   a proposal to ratify and approve the reappointment of
        Arthur Andersen & Co. as independent public accountants
        for the Company for its fiscal year 1994 (the "Auditors
        Proposal").
                      __________________

        The Board of Directors of the Company believes that election of its director nominees and approval of each of the Proposals is advisable and in the best interests of the Company and its stockholders and recommends to the stockholders of the Company the approval of each of the nominees and the Proposals.
                     ____________________

     The date of this Proxy Statement is April 11, 1994.

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                       TABLE OF CONTENTS

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . .

VOTING  . . . . . . . . . . . . . . . . . . . . . . . . .
     Vote Required  . . . . . . . . . . . . . . . . . . .

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP . . . . .
     Principal Stockholders . . . . . . . . . . . . . . .
          Class A Stock . . . . . . . . . . . . . . . . .
          Preferred Stock . . . . . . . . . . . . . . . .
          Common Stock  . . . . . . . . . . . . . . . . .
     Management Ownership . . . . . . . . . . . . . . . .
          Common Stock and Preferred Stock  . . . . . . .

ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . .
     CLASS III DIRECTOR NOMINEES - TERMS EXPIRING IN 1997
     CLASS II CONTINUING DIRECTORS - TERMS EXPIRING IN
          1996  . . . . . . . . . . . . . . . . . . . . .
     CLASS I CONTINUING DIRECTORS - TERMS EXPIRING IN
          1995  . . . . . . . . . . . . . . . . . . . . .

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD  . . . . .
     The Audit Committee  . . . . . . . . . . . . . . . .
     The Compensation Committee . . . . . . . . . . . . .
     The Executive Committee  . . . . . . . . . . . . . .
     The Pension (ERISA) Committee  . . . . . . . . . . .

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS  . . . .
     Compensation Committee Report on Executive Compensation
          Compensation Philosophy and Overall Objectives of
               Executive Compensation Programs .  . . . . .
          Chief Executive Officer's Compensation and Corporate
               Performance for Fiscal Year 1993   . . . .
          Summary . . . . . . . . . . . . . . . . . . . .
          Section 162(m) of the Internal Revenue Code . . Compensation Committee Report on Repricing of Options
          Ten Year Option Repricings  . . . . . . . . . .
     Compensation Committee Interlocks and
          Insider Participation . . . . . . . . . . . . .
     Summary Compensation Table . . . . . . . . . . . . .
     Aggregated Option Exercises in Last Fiscal Year and
          Fiscal Year-End Option Values . . . . . . . . .
     Performance Graph  . . . . . . . . . . . . . . . . .
     Pension Plan Table . . . . . . . . . . . . . . . . .
     Director Compensation  . . . . . . . . . . . . . . .
     Employment Contracts, Termination of Employment and
          Change-in-Control Arrangements  . . . . . . . .
          Mr. Angel . . . . . . . . . . . . . . . . . . .
          Officer Agreements  . . . . . . . . . . . . . .

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT . . . .

THE RECLASSIFICATION PROPOSAL . . . . . . . . . . . . . .
     Purposes and Effects of the Reclassification
          Proposal  . . . . . . . . . . . . . . . . . . .
     Description of Common Stock  . . . . . . . . . . . .
     Description of Class A Stock . . . . . . . . . . . .

     Material Differences Between Class A Stock and
          Common Stock. . . . . . . . . . . . . . . . . .
          Voting Rights . . . . . . . . . . . . . . . . .
               Common Stock . . . . . . . . . . . . . . .
															Class A Stock. . . . . . . . . . . . . . .
          Dividend rights . . . . . . . . . . . . . . . .
               Common Stock . . . . . . . . . . . . . . .
               Class A Stock. . . . . . . . . . . . . . .
          Liquidation Rights. . . . . . . . . . . . . . .
               Common Stock . . . . . . . . . . . . . . .
               Class A Stock. . . . . . . . . . . . . . .
          Conversion Rights . . . . . . . . . . . . . . .
               Common Stock . . . . . . . . . . . . . . .
               Class A Stock. . . . . . . . . . . . . . .

     Board Recommendation . . . . . . . . . . . . . . . .

THE CHARTER AMENDMENT . . . . . . . . . . . . . . . . . .
     Purposes and Effects of the Charter Amendment  . . .
     Board Recommendation . . . . . . . . . . . . . . . .

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS . . . . . .
     Board Recommendation . . . . . . . . . . . . . . . .

STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . .

OTHER MATTERS WHICH MAY COME BEFORE THE MEETING . . . . .

=================================================================

                          THE COMPANY

     Reading & Bates Corporation is a Delaware corporation engaged in the business of offshore contract oil drilling and providing technical construction and project management services to the upstream offshore oil and gas industry worldwide, with principal executive offices located at 901 Threadneedle, Suite 200, Houston, Texas 77079, telephone (713) 496-5000.


                              VOTING

     Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted for the election as directors of the nominees listed herein, for each of the Proposals, and with respect to any other matter that may properly come before the meeting, in the discretion of the persons voting the respective proxies. Any stockholder giving a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company an instrument revoking it, by executing and returning a proxy bearing a later date or by voting in person at the meeting. The Company has employed Georgeson & Co., New York, New York, to assist in the solicitation of proxies for a fee expected to be approximately $10,000, plus reasonable expenses. In connection with its engagement of such firm, the Company has also agreed to indemnify Georgeson & Co. against certain liabilities arising from its engagement by the Company. The cost of this solicitation will be borne by the Company. Solicitation is being made by the use of the mails, but may also be made by telephone, electronic transmission and personal interviews.

     Only holders of record of the Common Stock and Class A Stock at the close of business on April 8, 1994 (the "Record Date") will be entitled to vote at the Annual Meeting. On the Record Date, there were outstanding 55,488,588 shares of Common Stock and 60 shares of Class A Stock.

     Each share of Common Stock is entitled to one vote, and each share of Class A Stock is entitled to four votes. Each holder of Class A Stock has cumulative voting rights in the election of directors so that such holder has four votes per share multiplied by the number of directors to be elected and may cast all such votes for a single nominee or distribute them among as many nominees as such holder may see fit.

Vote Required

     The election of the director nominees requires a plurality of the votes cast in respect of shares of Common Stock and Class A Stock that are present in person or represented by proxy at the Annual Meeting, voting together as a class (with the Common Stock having one vote per share per nominee, and with the Class A Stock having cumulative voting rights consisting of four votes per share multiplied by the number of nominees which votes may be cast all for a single nominee or distributed among the nominees at the holder's discretion). Under Delaware law and the Company's Charter and By-laws, shares as to which a stockholder withholds authority to vote on the election of directors, and shares as to which a broker indicates that it does not have discretionary authority to vote ("broker non-votes") on the election of directors, will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast.

     The approval of the Reclassification Proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock and Class A Stock voting together as a class (with the Common Stock having one vote per share and the Class A Stock having four votes per share) and the affirmative vote of the holders of 66 2/3% of the outstanding shares of Class A Stock, voting separately as a class (with the Class A Stock having one vote per share). Under Delaware law and the Charter and By-laws, abstentions and broker non-votes on the Reclassification Proposal have the same legal effect on the outcome of the vote as a vote "against" such Reclassification Proposal, even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.

     The approval of the Charter Amendment requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock and Class A Stock voting together as a class (with the Common Stock having one vote per share and the Class A Stock having four votes per share). Under Delaware law and the Charter and By-laws, abstentions and broker non-votes on the Charter Amendment have the same legal effect on the outcome of the vote as a vote "against" such Charter Amendment, even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.

     The stockholders of the Company have no dissenters' or appraisal rights in connection with the Proposals.


         PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

Principal Stockholders

     The table below sets forth certain information as to those persons known to the Company to be beneficial owners (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of more than 5% of the outstanding Common Stock. The percentage ownership figures set forth in the table are calculated on the basis of the number of shares of Common Stock outstanding as of the Record Date. Unless otherwise indicated, the entities named are believed to have sole voting and investment power with respect to the shares listed.

Class A Stock


     Substantially all of the original shares of the Company's
Class A Stock have been converted by the holders thereof at their option into Common Stock in accordance with the terms of the Class A Stock. All cumulative dividends payable on the Class A Stock have been declared and paid by the Company through the first quarter of 1994. On the Record Date, there remained outstanding 60 shares of Class A Stock convertible in the aggregate into 81 shares of Common Stock. The record holders of the Class A Stock are James
K. Boak and Robert J. Richmond, holding 50 and 10 shares, respectively. See "THE RECLASSIFICATION PROPOSAL".


Preferred Stock

     There are currently outstanding 2,990,000 shares of $1.625 Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock"), issued in a public offering in July 1993.
The Preferred Stock is convertible at the option of the holder at any time into shares of the Company's Common Stock at a conversion rate of 2.899 shares of Common Stock for each share of Preferred Stock (equivalent to a conversion price of $8.625 per share of Common Stock), subject to adjustment in certain events. Annual dividends are $1.625 per share and are cumulative and are payable quarterly commencing September 30, 1993. All cumulative dividends payable on the Preferred Stock have been declared and paid by the Company through the first quarter of 1994. The Preferred Stock is redeemable at any time on and after September 30, 1996, at the option of the Company, in whole or in part, at a redemption price of $26.1375 per share, and thereafter at prices decreasing ratably annually to $25.00 per share on and after September 30, 2003, plus accrued and unpaid dividends. The holders of the Preferred Stock do not have any voting rights, except as required by applicable law, and except that, among other things, whenever accrued and unpaid dividends on the Preferred Stock are equal to or exceed the equivalent of six quarterly dividends payable on the Preferred Stock, the holders of the Preferred Stock will be entitled to elect two directors to the Board until the dividend arrearage has been paid in full.
The term of office of all directors so elected will terminate immediately upon such payment. The Preferred Stock has a liquidation preference of $25.00 per share, plus accrued and unpaid dividends.

Common Stock

<CAPTION
                                Amount and Nature
Name and Address of             of Beneficial
Beneficial Owner                     Owner          Percent of Class
- ----------------------------    -----------------   ----------------
BCL Investment Partners, L.P.,       19,911,567<F1>       35.9%
3 Riverway, Suite 2010, Houston,
Texas 77056; Life Line Investments
Ltd., 80 Broad Street, Monrovia,
Liberia; Dedicated Holdings Ltd.,
80 Broad Street, Monrovia, Liberia;
Financial Investments Ltd., 80 Broad
Street, Monrovia, Liberia; Greenwing
Investments, Inc., 3 Riverway, Suite
2010, Houston, Texas 77056; N&M
Holdings N.V., Kaya Flamboyan 9, P.O.
Box 3895, Willemstad, Curacao,
Netherlands Antilles; Workships
Intermediaries N.V., Anthony Veder
Building, Erieweg, Willemstad
Curacao, Netherlands Antilles;
RBY, Ltd., 222 Delaware Avenue,
Wilmington, Delaware 19801;
Mr. Paul B. Loyd, Jr., 3 Riverway,
Suite 2010, Houston, Texas 77056;
Dr. Willem Cordia, Kasteel Withof,
Bredabaan 906, B-2930 Brasschaat,
Belgium; and Dr. Macko Laqueur,
Keizersgracht 565-567, 1017 DR
Amsterdam, The Netherlands

R&B Investment Partnership,          3,923,390<F2>        7.1%
L.P., R&B Investment Partnership
II, L.P. and Whitman Heffernan &
Rhein Workout Fund, L.P. by WHR
Management Company, L.P., as
general partner, 2 Park Place,
Bronxville, New York 10708; and
C. Kirk Rhein, Jr., Martin J.
Whitman, and James P. Heffernan,
c/o Whitman Heffernan Rhein &
Co., Inc., 767 Third Avenue, New
York, New York 10017

FMR Corp., 82 Devonshire             5,919,456<F3>        10.7%
Street, Boston Massachusetts
02109; Edward C. Johnson 3d, 82
Devonshire Street, Boston,
Massachusetts 02109; Fidelity
Management & Research Company,
82 Devonshire Street, Boston,
Massachusetts 02109 and Fidelity
Management Trust Company, 82
Devonshire Street, Boston,
Massachusetts 02109

<F1> Based upon information contained in a Schedule 13D, as amended as of May 5, 1993, filed by BCL Investment Partnership, L.P. ("BCL") and the other reporting persons named therein and listed above, and upon certain other information available to the Company.
     BCL, a limited partnership, is the beneficial owner of 19,911,567 shares of Common Stock, including 36,250 shares held directly, 18,782,070 shares distributed by BCL to its partners (of which 300,000 were subsequently sold) and 1,393,247 shares held by N&M Holding, N.V., a Netherlands Antilles corporation and an indirect, wholly-owned subsidiary of ING Bank ("N&M"), as further described below. The Schedule 13D states that under BCL's partnership agreement, there are five general partners of BCL:
     Serife Investments, N.V., a Netherlands Antilles corporation ("Serife"), Life Line Investments Ltd., a Liberian corporation ("LLI"), Dedicated Holdings Ltd., a Liberian corporation ("DHL"), Financial Investments Ltd., a Liberian corporation ("FIL"), and Greenwing Investments, Inc., a Delaware corporation ("Greenwing"). There is one limited partner of BCL: RBY, Ltd., a Delaware limited partnership ("RBY") (see footnote (3) to the table under "Management Ownership" below). The 18,782,070 shares distributed by BCL (other than the 300,000 shares which were subsequently sold) are held as follows: 2,099,180 shares are held by DHL, 1,464,544 shares are held by FIL, 73,227 shares are held by Forreal Ltd. ("Forreal"), 1,327,271 shares are held by Greenwing, 1,610,999 shares are held by Incomare Holdings, Inc. ("Incomare"), 3,758,996 shares are held by LLI, 5,054,607 shares are held by N&M, 2,509,359 shares are held by RBY, 146,454 shares are held by Torarica N.V. ("Torarica"), and 1,830,680 shares are held by Workships Intermediaries, N.V. ("Workships"). BCL, Serife, LLI, DHL, FIL, Greenwing, RBY, N&M, Incomare, Torarica, Forreal and Workships have entered into a stockholders agreement pursuant to which the shares held by each of them will be voted in such manner as BCL shall determine, and each has granted an irrevocable proxy (each, an "Irrevocable Proxy") to BCL. In addition, under certain conditions set forth in such stockholder agreement, Serife has a right of first refusal (the "Refusal Rights") should LLI, DHL and FIL propose to transfer any of their Common Stock holdings to any person other than one of themselves. Based upon the Schedule 13D and other information available to the Company, the Company believes that BCL is ultimately controlled by N&M, Dr. Cordia and Dr. Laqueur, through their control of Workships, Den norske Bank AS ("DnB"), through its control of LLI, DHL and FIL (as described below), and by Paul B. Loyd, Jr., the Company's chairman, president and chief executive officer, through his control of Greenwing. In addition, the
     Schedule 13D indicates that BCL is party to an agreement with N&M pursuant to which (i) N&M has agreed that if N&M receives and wishes to accept an offer from a third party to buy any portion of the 1,393,247 shares acquired by N&M from The Chase Manhattan Bank, N.A. on March 30, 1993 (together with any securities distributed by the Company with respect thereto and any Company securities into which such shares may be converted, the "Subject Shares"), it will first make an offer to sell such Subject Shares to BCL upon the same terms and conditions applicable to such third-party offer, (ii) BCL has agreed that if BCL receives and accepts an offer from a third party to buy any portion of the Common Stock owned by BCL, N&M will be entitled to participate in the sale by selling to BCL the same percentage of Subject Shares as the number of shares of Common Stock sold in such transaction bears to the total number of shares of Common Stock owned by BCL at the same per share price applicable to the transaction with the third party, (iii) N&M has agreed that if N&M sells to a third party any portion of the Subject Shares, N&M will pay BCL a specified profit share percentage depending upon the per share price of the Common Stock on the day such sale is completed and
     (iv) N&M has agreed to vote the Subject Shares in accordance with the instructions of BCL, unless such instructions are against N&M's manifest interest. The Schedule 13D also indicates that DHL, LLI and FIL have each entered into agreements pledging all of their respective holdings of Common Stock to DnB, which holds an indirect 10% interest in DHL, and Workships and Greenwing have each entered into agreements pledging all of their respective holdings of Common Stock to ING Bank. DnB has filed a Schedule 13D dated July 30, 1993 and an amendment thereto dated October 8, 1993, stating that due to certain defaults on loans secured by the pledges of Common Stock by DHL, LLI and FIL and on loans to the parents of each of such entities secured by pledges of capital stock of DHL, LLI and FIL, DnB may be considered to be the beneficial owner of 7,322,720 shares of Common Stock, which beneficial ownership is disclaimed. As a result of such defaults, DnB has taken effective control over DHL, LLI and FIL by replacing the directors and officers thereof with persons designated by DnB. In the event DnB forecloses upon all or any of the Common Stock owned by DHL, LLI and FIL, the Irrevocable Proxies and Refusal Rights granted by DHL, LLI and FIL with respect to such foreclosed upon Common Stock will automatically terminate and, as a result thereof, the number (and percentage) of outstanding shares of Common Stock controlled by BCL would be reduced.

<F2> Based upon information contained in a Schedule 13D, as amended as of February 11, 1994, as filed by WHR Management Company, L.P. ("WHR"), as general partner of R&B Investment Partnership, L.P. ("RBIP I"), R&B Investment Partnership II, L.P. ("RBIP II") and Whitman Heffernan & Rhein Workout Fund, L.P. ("Workout") and upon certain other information available to the Company. Martin J. Whitman, James P. Heffernan and C. Kirk Rhein, Jr. are general partners of WHR. Each of Messrs. Whitman, Heffernan and Rhein disclaims beneficial ownership of the Common Stock held by RBIP
     I, RBIP II and Workout. WHR, RBIP I, RBIP II and Workout directly own 127,211 shares, 178,668 shares, 130,215 shares and 3,487,296 shares of Common Stock, respectively. According to the
     Schedule 13D, as amended, RBIP I and RBIP II distributed
     7,698,657 shares of Common Stock on February 9, 1994 to their respective limited partners. In addition, WHR retained certain shares of Common Stock to satisfy obligations of certain limited partners to WHR in its capacity as general partner of such partnerships. According to the Schedule 13D, as amended, WHR is required to dispose of such retained shares of Common Stock by June 30, 1994 and June 30, 1995. Pursuant to an agreement between the Company and RBIP I, certain compensation and benefits (including an award of 90,000 shares of restricted Common Stock to Mr. Rhein under the Company's 1992 Long-Term Incentive Plan (the "1992 Plan")) are payable to WHR. Such restricted stock award shares are included in the table above, and Mr. Rhein disclaims beneficial ownership of such shares. See footnotes <F2> and (10) to the table under "Management Ownership" below and "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS -- Compensation Committee Report on Executive Compensation".

<F3> Based upon information contained in a Schedule 13G, as amended as of February 11, 1994, filed by FMR Corp. FMR Corp., a Massachusetts corporation, is the beneficial owner of 5,919,456 shares of Common Stock. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 5,803,536 shares of the Common Stock as a result of acting as investment adviser to several investment companies (the "Funds") registered under the Investment Company Act of 1940. The number of shares of Common Stock set forth in the table includes shares of Common Stock beneficially owned in the form of 63,300 shares of Preferred Stock. One of the Funds, Fidelity Magellan Fund, beneficially owns 5,553,293 shares of Common Stock. The Chairman of FMR Corp., Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds have power to dispose of 5,803,536 shares of Common Stock listed in the table. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' respective Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 115,920 shares of the Common Stock listed in the table as a result of its serving as investment manager of several institutional accounts. The number of shares of Common Stock owned by such institutional accounts set forth in the table includes shares of Common Stock beneficially owned in the form of 40,000 shares of Preferred Stock. FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power over 115,920 shares of Common Stock listed in the table and sole power to vote or to direct the voting of 68,393 of such shares, and no power to vote or to direct the voting of 47,527 of such shares. Mr. Johnson owns 34.0% of the outstanding voting common stock of FMR Corp. Various Johnson family members and trusts for the benefit of Johnson family members own FMR Corp. voting common stock. These Johnson family members, through their ownership of such common stock, form a controlling group with respect to FMR Corp.

Management Ownership

     The following table indicates the total number of shares of Common Stock and Preferred Stock beneficially owned as of the Record Date by each continuing director, director nominee and Named Executive (as hereinafter defined), and by directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

Common Stock and Preferred Stock


Individual or    Shares of         Percent of    Shares of       Percent of
Number of        Common Stock      Common Stock  Preferred Stock Preferred Stock
persons in Group Owned             Owned         Owned           Owned
                 Beneficially      Beneficially  Beneficially    Beneficially
- ---------------- ------------      ------------  ------------    ---------------
J.T. Angel<F1>      80,546<F2>           *
A.L. Chavkin              <F3>
W. Cordia       18,518,320<F4>           33.4%
C.A. Donabedian      5,760<F5>           *
T. Kalborg       2,126,795<F6>            3.8%
P.B. Loyd, Jr.  18,626,770<F2><F7>       33.6%       900<F8>         *
J.W. McLean          7,400<F5><F9>       *
C.K. Rhein, Jr.  3,929,190<F2><F10>      7.1%
R.L. Sandmeyer       5,020<F5>           *
S.A. Webster        14,000<F5><F9>       *         1,000<F8>         *
L.E. Voss, Jr.      71,557<F11><F12>     *         1,000<F8>         *
W.K. Hillin         74,521<F9><F11><F12> *
T.W. Nagle          65,123<F11><F12>     *         4,000<F8>         *
Directors and
Executive Officers
  as a group
  (including those
  listed above -
  15 persons)   43,525,421<F12>          78.4%      7,900<F8>        *

_____________
   *  Less than 1 percent.

<F1>     In October 1993, Mr. J.T. Angel resigned from his
         positions as President and Chief Operating Officer, and member of the Board of Directors, in order to pursue other business interests. See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS -- Employment Contracts, Termination of Employment and Change-in-Control Arrangements -- Mr. Angel".

<F2>     The Company has granted Restricted Stock Awards under
         the 1992 Plan to each of Messrs. Angel, Loyd and Rhein, of 90,000 shares, 120,000 shares and 90,000 shares of Common Stock, respectively. Such shares awarded are restricted as to transfer until vested pursuant to a schedule whereby 1/24th of the total number of shares is vested per calendar quarter through March 31, 1998 (subject to certain conditions including the occurrence of a change of control of the Company and/or continued employment). The shares listed for Mr. Angel include such 90,000 shares and for Mr. Loyd include such 120,000 shares, net of 18,555 shares and 11,550 shares, respectively, that Messrs. Angel and Loyd surrendered to the Company to satisfy certain tax withholding obligations. Following Mr. Angel's resignation in October 1993, the Company delivered to Mr. Angel, free of restrictions, his shares of restricted stock under the 1992 Plan. See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS -- Employment Contracts, Termination of Employment and Change-in-Control Arrangements -- Mr. Angel". As stated in footnote (2) to the table under "Principal Stockholders" above, pursuant to an agreement between the Company and RBIP I, such 90,000 shares awarded to Mr. Rhein included in the above table are payable to and beneficially owned by WHR, and Mr. Rhein disclaims beneficial ownership of such shares. See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS -- Compensation Committee Report on Executive Compensation".

<F3>     Chemical Investment, Inc., of which Mr. Chavkin is
         President, holds a limited partnership interest in BCL through RBY. No beneficial ownership amount is included in the table for Mr. Chavkin with respect to BCL's or RBY's ownership of the Common Stock and beneficial ownership is disclaimed by Mr. Chavkin. See footnote
         (1) to the table under "Principal Stockholders."

<F4>     The shares listed for Dr. Cordia are those reported as
         beneficially owned by Dr. Cordia in the Schedule 13D referred to in footnote (1) to the table under "Principal Stockholders" above and do not include 1,393,247 additional shares held by N&M. Dr. Cordia is one of the reporting persons named in that Schedule 13D, and may be deemed to share, with the other reporting persons described therein, voting and dispositive power with respect to the shares beneficially owned by BCL.

<F5>     The number set forth in the table includes options to
         purchase 5,000 shares of Common Stock at a price of $8.50 per share held by each of Mr. Donabedian, Mr.
         McLean, Mr. Sandmeyer and Mr. Webster.

<F6>     As a result of a distribution from RBIP I in February 1994
         Melton Shipping Ltd. and International Shipping Investment Company Ltd., entities in which Mr. Kalborg and other parties have interests, acquired 1,197,255 and 929,540 shares of Common Stock, respectively. In both instances, Mr. Kalborg does not have sole power to dispose of the shares nor to direct the voting of the shares. See footnote (2) to the table under "Principal Stockholders."

<F7>     The shares of Common Stock listed for Mr. Loyd include
         those reported as beneficially owned by Mr. Loyd in the
         Schedule 13D referred to in footnote (1) to the table under "Principal Stockholders" above and do not include 1,393,247 additional shares held by N&M. Mr. Loyd controls Greenwing, one of the five general partners of BCL, and may be deemed to share, with the other general partners, voting and dispositive power with respect to the shares beneficially owned by BCL.

<F8>     Each share of Preferred Stock is currently convertible
         into 2.899 shares of Common Stock. The shares of Common Stock listed in the table do not include shares of Common Stock beneficially owned in the form of Preferred Stock. Mr. Loyd disclaims beneficial ownership of 200 of the 900 shares of Preferred Stock owned directly by his son and daughter.

<F9>     The shares listed for Mr. McLean and Mr. Webster include
         1,200 and 4,000 shares, respectively, directly owned by their spouses. The shares listed for Mr. Hillin include 44 shares directly owned by his spouse and 16 shares directly owned by his son and daughter. Mr. Hillin disclaims beneficial ownership of such 16 shares.

<F10>    The shares listed for Mr. Rhein include those reported
         as beneficially owned by RBIP I, RBIP II, Workout, WHR and the other persons named in footnote (2) to the table under "Principal Stockholders". Mr. Rhein is one of three general partners of WHR, the general partner of RBIP I, RBIP II and Workout, and may be deemed to share voting and dispositive power with respect to the shares beneficially owned by WHR, RBIP I, RBIP II and Workout, although beneficial ownership is disclaimed. See footnote (2) to the table under "Principal Stockholders". The shares listed for Mr. Rhein also include 5,800 shares of Common Stock owned by a trust for the benefit of Mr. Rhein's children. Mr. Rhein disclaims beneficial ownership of such 5,800 shares.

<F11>    The shares listed for Mr. Voss, Mr. Hillin and Mr. Nagle
         include approximately 1,164 shares, 2,315 shares and 282 shares, respectively, held by a trustee under the Company's savings plan.

<F12>    The Company has granted options to purchase Common Stock
         to certain key employees pursuant to its 1990 Stock Option Plan (the "1990 Plan"). See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS -- Compensation Committee Report on Repricing of Options". The shares listed for Mr. Voss, Mr. Hillin and Mr. Nagle each include 64,000 shares, the beneficial ownership of which each such officer has the right to acquire pursuant to currently exercisable options granted under such plan. The shares listed for Directors and Executive Officers as a group include a total of 296,000 shares, the beneficial ownership of which such directors and officers as a group have the right to acquire pursuant to currently exercisable options granted under such plan.

                      ELECTION OF DIRECTORS

         The Charter requires the division of the Board of Directors into three classes having staggered terms of three years each and provides that the Board is to determine, from time to time, the number of directors to be on the Board at not less than three nor more than eighteen. The Company's By-laws currently require the number of directors to be between three and thirteen. The number of directors is currently established at nine. At the Annual Meeting, three Class III directors are to be elected. Messrs. Arnold L. Chavkin, Paul B. Loyd, Jr. and Steven
A. Webster are nominees for Class III director. Each of Mr. Chavkin and Mr. Webster is currently a Class III director whose term expires in 1994. Mr. Loyd is currently a Class I director whose term expires in 1995. Mr. Loyd is being nominated as a Class III director to ensure that the number of directors of each class is as nearly equal in number as possible, as required by Article NINTH, Section 1(b) of the Charter. Upon election and qualification as a Class III director, Mr. Loyd will no longer serve as a Class I director.

         It is the intention of the persons designated as proxies in the enclosed proxy card, unless the proxy card is marked with contrary instructions, to vote for the election of Messrs. Chavkin, Loyd and Webster as Class III directors to serve until the 1997 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The persons designated as proxies will have discretion to cast votes for other persons in the event that any nominee for Class III director is unable to serve. At present, it is not anticipated that any of the nominees will be unable to serve.

         The following table and accompanying footnotes set forth certain information concerning each Class III director nominee and the continuing Class I and Class II directors. Unless otherwise indicated, each nominee and continuing director has served in the positions set forth for more than five years.

       CLASS III DIRECTOR NOMINEES - TERMS EXPIRING IN 1997
- ---------------------   -------------------------------------
ARNOLD L. CHAVKIN, 42   Director of the Company since August
                        1991; general partner of Chemical Venture
                        Partners, a general partnership which
                        invests in leveraged buyouts,
                        recapitalizations, growth equities and
                        venture situations, since January 1992
                        and President of Chemical Investments,
                        Inc., an affiliate of Chemical Venture
                        Partners, since March 1991.  Chemical
                        Venture Partners and Chemical
                        Investments, Inc. are affiliates of
                        Chemical Banking Corporation.  Chemical
                        Investments, Inc. indirectly holds a
                        limited partnership interest in BCL.  Mr.
                        Chavkin is also a director of RHI
                        Entertainment, Inc., a television and
                        film company, Morningstar Foods, Inc., a
                        specialty food producer, American Radio
                        Systems, Forcenergy and American
                        Recreation Company.  Previously for six
                        years, Mr. Chavkin was a specialist in
                        investment and merchant banking at
                        Chemical Bank.


PAUL B. LOYD, JR., 47   Chairman and Chief Executive Officer of
                        the Company since June 1991, Director of
                        the Company since April 1991 and
                        President of the Company since October
                        1993.  Mr. Loyd controls Greenwing, one
                        of the five general partners of BCL, a
                        major stockholder of the Company (see
                        "PRINCIPAL STOCKHOLDERS AND MANAGEMENT
                        OWNERSHIP"), and has been President of
                        Loyd & Associates, Inc., a financial
                        consulting firm, since 1989.  Mr. Loyd
                        was Chief Executive Officer and a
                        director of Chiles-Alexander
                        International, Inc. from 1987 to 1989,
                        President and a director of Griffin-
                        Alexander Drilling Company, from 1984 to
                        1987, and prior to that, a director and
                        Chief Financial Officer of Houston
                        Offshore International, all of which are
                        companies in the offshore drilling
                        industry.<F1>

STEVEN A. WEBSTER, 42   Director of the Company since August
                        1991; Chairman and Chief Executive
                        Officer of Falcon Drilling Company Inc.,
                        a  domestic-based drilling company, since
                        1988.  Since 1984, Mr. Webster has also
                        been a general partner of Cerrito
                        Partners and Cerrito Investments Limited
                        Partnership, both investment funds with a
                        portfolio of private company investments
                        in various industries, and a general
                        partner of Equipment Asset Recovery Fund,
                        an investment fund that owns and operates
                        a heavy crane rental company.  Mr.
                        Webster is also a director of Crown
                        Resources Corporation, which is in the
                        business of mining precious metals, and
                        Camden Property Trust, a real estate
                        investment trust.


      CLASS II CONTINUING DIRECTORS - TERMS EXPIRING IN 1996

WILLEM CORDIA, 53       Director of the Company since April 1991.
                        Dr. Cordia is an investor with interests
                        in shipping and offshore services
                        companies, industrial and trading
                        companies and oil and gas exploration
                        companies.  Dr. Cordia is one of the
                        controlling persons of BCL (see
                        "PRINCIPAL STOCKHOLDERS AND MANAGEMENT
                        OWNERSHIP") and has been a board member
                        of some twenty commercial enterprises
                        worldwide and two colleges in The
                        Netherlands since at least 1987. <F1>

TED KALBORG, 43         Director of the Company since April 1991.
                        Mr. Kalborg is an investor and investment
                        banker specializing in international
                        asset-intensive acquisitions and other
                        transactions.  He is Chairman and Managing
                        Director of Tufton Oceanic Ltd., a private
                        merchant banking group in London, and
                        a director of North Sea Assets, a small
                        public company in London which provides
                        energy related services.<F1>


J. W. McLEAN, 72        Director of the Company from 1956 to 1987
                        and since February 1988. Mr. McLean is a
                        director of Devon Energy Corporation, an
                        energy company, and was formerly Chairman
                        and Chief Executive Officer of Banks of
                        Mid-America, Inc. and Liberty National
                        Bank & Trust Company prior to his
                        retirement in April 1987.

      CLASS I CONTINUING DIRECTORS - TERMS EXPIRING IN 1995

CHARLES A.DONABEDIAN, 51  Director of the Company since 1989.
                          Since 1990, Mr. Donabedian has been
                          Chairman and Chief Executive Officer of
                          Triad Partners, Inc., which provides
                          product development, marketing and
                          sales consulting and services to the
                          financial service industry. Since May
                          1992, Mr. Donabedian has also been
                          President of Winston Financial
                          Incorporated (formerly Winston Midwest
                          Marketing, Inc.), which provides
                          product development, marketing and
                          sales consulting and services to the
                          financial services industry.  Prior to
                          October 1990, he was President and
                          Chief Executive Officer of USF&G
                          Marketing Services Company, Inc., a
                          subsidiary of USF&G Corporation, an
                          insurance company, since at least 1987.

PAUL B. LOYD, JR., 47<F2> Chairman and Chief Executive Officer of
                          the Company since June 1991, Director
                          of the Company since April 1991 and
                          President of the Company since October
                          1993.  Mr. Loyd controls Greenwing, one
                          of the five general partners of BCL, a
                          major stockholder of the Company (see
                          "PRINCIPAL STOCKHOLDERS AND MANAGEMENT
                          OWNERSHIP"), and has been President of
                          Loyd & Associates, Inc., a financial
                          consulting firm, since 1989.  Mr. Loyd
                          was Chief Executive Officer and a
                          director of Chiles-Alexander
                          International, Inc. from 1987 to 1989,
                          President and a director of Griffin-
                          Alexander Drilling Company, from 1984
                          to 1987, and prior to that, a director
                          and Chief Financial Officer of Houston
                          Offshore International, all of which
                          are companies in the offshore drilling
                          industry.<F1>

C. KIRK RHEIN, JR., 41    Vice Chairman of the Company since May
                          1991 and Director of the Company since
                          March 1991.  Mr. Rhein has also been
                          President, Chief Executive Officer and
                          Director of Danielson Holding
                          Corporation, a financial services
                          holding company, since 1990, and a
                          director of National American Insurance
                          Company of California, an insurance
                          company, since 1987.  Since 1987 he has
                          been a Managing Director of Whitman
                          Heffernan Rhein & Co., Inc.  Since 1989
                          he has been a general partner of WHR,
                          which manages RBIP I, RBIP II and
                          Workout (see "PRINCIPAL STOCKHOLDERS
                          AND MANAGEMENT OWNERSHIP").  Prior to
                          April 1, 1987, he was a partner in the
                          law firm of Anderson Kill Olick &
                          Oshinsky, P.C.<F1>

ROBERT L. SANDMEYER, 64   Director of the Company since September
                          1988.  Dr. Sandmeyer has been Dean of
                          the College of Business Administration
                          at Oklahoma State University and
                          Professor of Economics since at least
                          1987.

<F1>  Dr. Cordia and Mr. Loyd were appointed directors of the
      Company on April 8, 1991 pursuant to an agreement dated as of March 27, 1991 between the Company and BCL. Messrs. Kalborg and Rhein were appointed directors of the Company on April 8, 1991 pursuant to an agreement dated as of March 27, 1991 between the Company and RBIP I. These agreements (the "Agreements") were entered into in connection with the recapitalization of the Company consummated on March 29, 1991. The Agreements have been terminated effective as of September 14, 1993.

<F2>   Upon election and qualification as a Class III director,
      Mr. Loyd will no longer serve as a Class I director. If he is not so elected and qualified, Mr. Loyd will continue as a Class I director.

          BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

      The Board of Directors met six times (including telephonic meetings) during 1993 and each director attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served (except for Messrs. Angel and Chavkin).

      The Board of Directors has standing Audit, Compensation,
Executive and Pension (ERISA) Committees. There is no nominating committee.

The Audit Committee

      The members of the Audit Committee are Arnold L. Chavkin,
Willem Cordia, Charles A. Donabedian, Ted Kalborg, J.W. McLean and Robert L. Sandmeyer. The Audit Committee held five meetings in 1993.

      The Audit Committee meets with the Company's independent accountants and internal auditor to review the Company's accounting policies, internal controls and other accounting and auditing matters; makes recommendations to the Board as to the engagement of independent accountants; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent accountants.

The Compensation Committee

      The members of the Compensation Committee are Paul B. Loyd,
Jr., J. W. McLean, C. Kirk Rhein, Jr., Robert L. Sandmeyer and
Steven A. Webster. The Compensation Committee held five meetings in 1993.

      The Compensation Committee reviews the nature and amount of compensation of officers of the Company and its subsidiaries and recommends changes thereto.

The Executive Committee

      The members of the Executive Committee are Paul B. Loyd,
Jr. and C. Kirk Rhein, Jr. The Executive Committee held 5 meetings in 1993.

      The Executive Committee reviews and develops strategies and policies of the Company and recommends changes thereto.

The Pension (ERISA) Committee

      The members of the Pension (ERISA) Committee are Charles A.
Donabedian, J. W. McLean and R. L. Sandmeyer.  The Pension
(ERISA) Committee held seven meetings in 1993.

      The Pension (ERISA) Committee is responsible for monitoring the Company's compliance with the Employee Retirement Income Security Act of 1974 ("ERISA") in connection with its employee benefit plans; for supervising the administration of the Company's Pension Plan, including selection of investment managers, determination of the investment guidelines within which they operate, review of performance and amending the Pension Plan; and for supervising the administration of the Company's Savings Plan.

         COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Committee Report on Executive Compensation

          The Compensation Committee of the Board of Directors of the Company (the "Committee") has furnished the following report on executive compensation. The Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which 1993 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the Chief Executive Officer and the four other executive officers that are named in the compensation tables who are currently employed by the Company (the "current Executives").

Compensation Philosophy and Overall Objectives of Executive
Compensation Programs

          It is the philosophy of the Company to ensure that executive compensation be directly linked to continuous improvements in corporate performance and increases in stockholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

* Provide a competitive total compensation package that enables the Company to attract and retain key executives.

* Integrate all pay programs with the Company's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of these objectives.

* Provide variable compensation opportunities that are directly linked with the performance of the Company.

Cash Compensation -- cash compensation includes base salary and annual incentive award programs. The base salary of each of the Company's executive officers is determined by an evaluation of the responsibilities of that position and by comparison to the median level of salaries paid in the competitive market in which the Company competes for comparable executive ability and experience. Annually, the performance of each executive officer is reviewed by the Committee in the case of the Company's Chief Executive Officer and Vice Chairman (with the officer whose performance is being evaluated not participating), and by the Chief Executive Officer in the case of the other executive officers, taking into account the Company's operating and financial results for that year, the contribution of each executive officer to such results, the achievement of goals established for each such executive officer at the beginning of each year, and competitive salary levels for persons in those positions in the markets in which the Company competes. To assist in its deliberations, the Committee is provided a report from William M. Mercer Incorporated, a recognized independent compensation consultant, setting out comparable salary and incentive compensation information for a number of respresentative companies in the offshore drilling industry selected by William
M. Mercer, Incorporated including Global Marine, Rowan Companies, Sonat Offshore Drilling, Energy Service Co., Nabors Industries, Pool Energy Services, Noble Drilling and Dual Drilling, for comparison purposes. Following its review of the performance of the Company's executive officers, the Committee reports its recommendations for salary increases and incentive awards to the Company's Board of Directors. In 1993 annual base salary increases were recommended by the Committee and approved by the Company's Board of Directors for all of the executive officers (other than the Chief Executive Officer and the Vice Chairman) and incentive compensation awards were approved for all of the executive officers (other than the Vice Chairman). See "Summary Compensation Table" and "Chief Executive Officer's Compensation and Corporate Performance for Fiscal Year 1993". The Committee believes the recommended salary increases and incentive awards were warranted and consistent with the performance of such executives during 1993 based on the Committee's evaluation of each individual's overall contribution to accomplishing the Company's 1993 corporate goals and of each individual's achievement of individual goals during the year. Such goals related to ongoing operational and business matters, such as maintaining high utilization of the Company's fleet, improvement of the Company's customer and investor relationships, improvement of the Company's safety and operations programs and development of new business opportunities, as well as strategic and financial matters, such as strengthening the Company's capital structure, completing the acquisition of Arcade Drilling AS and Arcade Shipping AS and improving the Company's liquidity position.

Stock-Based Incentives -- The Committee believes that it is essential to align the interests of the executives and other management personnel responsible for the growth of the Company with the interests of the Company's stockholders. The Committee believes this alignment is best accomplished through the provision of stock-based incentives. Therefore, pursuant to the recommendation of the disinterested members of the Committee, the Company's Board of Directors and stockholders: (i) approved the 1990 Plan on November 29, 1990, and at a special meeting on March 26, 1991, respectively and (ii) approved the 1992 Plan on March 19, 1992 and May 20, 1992, respectively. See "Compensation Committee Report on Repricing of Options" for a description of the 1990 Plan. Under the 1992 Plan, 1,000,000 shares of the Company's Common Stock (restated for the October 1992 one-for-five reverse stock split) were available for award to executive officers and other employees. During 1992, 120,000 shares, 90,000 shares and 90,000 shares of restricted Common Stock were awarded to each of Messrs. Loyd, Angel and Rhein, respectively. Restrictions as to one/twenty-fourth (1/24th) of the shares lapse on each June 30, September 30, December 31 and March 31 beginning in 1992 and ending March 31, 1998. During 1993, no further awards were made under the 1992 Plan; however, restrictions on shares previously awarded to such current Executives lapsed in accordance with the foregoing schedule. The Committee continues to review stock-based incentives and make recommendations, where it deems appropriate, to the Company's Board of Directors, from time to time, to assure the Company's executive officers and other key employees are appropriately motivated and rewarded by stock-based incentives. See "PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP -- Management Ownership".


Chief Executive Officer's Compensation and Corporate Performance for Fiscal Year 1993


In determining the compensation of Mr. Paul B. Loyd, Jr., the Chairman, President and Chief Executive Officer, the Committee (with Mr. Loyd not participating) considered the Company's operating and financial results for fiscal year 1993, evaluated his individual performance and substantial contribution to those results (including, among others, successful completion of the convertible preferred stock offering which substantially improved the Company's liquidity and capital base, the Company's successful entry into the floating production system market and the substantial improvement in the market price of the Company's common stock) and considered the compensation range for other chief executive officers of companies in the offshore drilling industry. Based on that review and assessment, the Committee (with Mr. Loyd not participating) recommended, and the Company's Board of Directors approved (with Mr. Loyd abstaining), an incentive award to Mr. Loyd of $150,000, which represented 50% of his base salary for 1993. No recommendation was made by the Committee to increase Mr. Loyd's base salary of $300,000 per year.

Summary

Based on its review of all existing programs, the Committee believes that the total compensation program for executive officers of the Company is competitive with the compensation programs provided by other corporations with which the Company competes. The Committee also believes that the stock-based incentives provide opportunities to participants that are consistent with the returns that are generated on the behalf of the Company's stockholders.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") disallows a corporation's deduction for remuneration paid to its chief executive officer and its four other highest compensated officers in excess of $1,000,000 per person effective January 1, 1994. As neither the Company's chief executive officer nor any of its four other highest compensated officers has received remuneration in excess of such limitation in 1993 or is anticipated to receive remuneration in excess of such limitation in 1994, the Committee has deferred making any recommendation to the Company's Board of Directors as to what policy the Company should adopt with respect to remuneration of the current Executives in excess of such limitation, until such time as it appears reasonably foreseeable that such limitation may be exceeded.

Compensation Committee Report on Repricing of Options

      On November 29, 1990, and at a special meeting on March 26, 1991, the Company's Board of Directors and stockholders, respectively, approved the 1990 Plan. The 1990 Plan authorized options with respect to 1,966,000 shares of Common Stock (restated for the October 1992 one-for-five reverse stock split) to be granted during the 180-day period following the Company's recapitalization consummated on March 29, 1991 to key employees of the Company at an option price of $9.65625 per share (based on the average market price for the ten days preceding the closing of such recapitalization and restated for the October 1992 one-for-five reverse stock split). On September 25, 1991, options with respect to all 1,966,000 shares were granted to 162 employees allocated by the Board of Directors upon recommendation of the Compensation Committee.

      The options become exercisable in installments over a four-year period, with 20% of the options being exercisable six months following March 29, 1991 (the effective date of grant) and an additional 20% becoming exercisable on each of the four succeeding anniversaries of March 29, 1991, and are fully exercisable thereafter for a term of ten years from the effective date of grant. A reserve of 1,966,000 shares of Common Stock ha been established to cover such options.

      Pursuant to a delegation of authority by the Board of Directors, the Executive Committee approved and the Board of Directors ratified the adjustment of the exercise price of all of the existing options under the 1990 Plan from the then current exercise price of $9.65625 to $7.375, which was the last reported sale price of the Common Stock on the New York Stock Exchange Composite Transactions Tape on March 31, 1993 (as reported in The Wall Street Journal). The Company's stockholders approved the repricing of options under the 1990 Plan at the Company's Annual Meeting on May 18, 1993.

      The Board of Directors believes that the value of the Company to its stockholders is necessarily dependent upon the Company's ability to retain in its employ management personnel of training, experience and ability. The 1990 Plan was established as an employment incentive to retain the persons necessary for the development and financial success of the Company, particularly in light of the Company's recapitalization in March 1991. By repricing the existing options granted under the 1990 Plan, the Company can reward key employees holding such options for their contributions to the Company.

                    TEN YEAR OPTION REPRICINGS

                            Number of Securities   Market Price of
                            Underlying Options     Stock at Time
Name              Date      Repriced or Amended    of Repricing
- --------------    ----      --------------------   ---------------
P.B. Loyd, Jr.    __                0                __
Chairman and
Chief Executive
Officer

C.K. Rhein, Jr.   __                0                __
Vice Chairman

L.E. Voss, Jr.
Vice President-
Operations        May 18, 1993      80000            $7.125

W.K. Hillin       May 18, 1993      80000            $7.125
Senior Vice
President,
General Counsel
and Secretary

T.W. Nagle        May 18, 1993      80000            $7.125
Vice President
and Chief Financial
Officer

J.T. Angel<F2>    __                0                  __

                                                      Length of Original
                                                      Option Term Remaining
                  Exercise Price at New               at Date of Repricing
Name              Time of Repricing Exercise Price        of Amendment
- ---------------   ----------------- --------------    ----------------------
P.B. Loyd, Jr.    __                __                 __
Chairman and
Chief Executive
Officer

C.K. Rhein, Jr.   __                __                          __
Vice Chairman

L.E. Voss, Jr.    $9.65625          $7.375              7 years, 10 months<F1>
Vice President-
Operations

W.K. Hillin       $9.65625          $7.375              7 years, 10 months<F1>
Senior Vice
President, General
Counsel and Secretary

T.W. Nagle        $9.65625          $7.375              7 years, 10 months<F1>
Vice President
and Chief Financial
Officer

J.T. Angel<F2>    __                __                    __

<F1>              Under the 1990 Plan, as amended, the options expire on March
                  29, 2001. See "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values".

<F2>              See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS --
                  Employment Contracts, Termination of Employment and Change-in-Control Arrangements -- Mr. Angel".

                            Compensation Committee
                           of the Board of Directors

                               Paul B. Loyd, Jr.
                                 J. W. McLean
                              C. Kirk Rhein, Jr.
                              Robert L. Sandmeyer
                               Steven A. Webster


Compensation Committee Interlocks and Insider Participation

                  Mr. Loyd is Chairman, President and Chief Executive Officer of the Company, and Chairman of each of the Company's Norwegian subsidiaries, Arcade Drilling AS and Arcade Shipping AS, and controls Greenwing, one of the five general partners of BCL. See "PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP" and "ELECTION OF DIRECTORS". Mr. Rhein is Vice Chairman of the Company and is a general partner of WHR, which is the general partner of RBIP I, RBIP II and Workout. See "PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP" and "ELECTION OF DIRECTORS".

                  Mr. Webster is Chairman and Chief Executive Officer of Falcon Drilling Company, Inc. During 1993, Mr. Loyd served as a director of Falcon Drilling Company, Inc., but did not serve on such company's compensation committee.

Summary Compensation Table

                  There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1993, 1992 and 1991, of (i) the chief executive officer during 1993, (ii) the other four most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1993 and (iii) a former executive officer who would have been listed under
(ii) but for the fact that the individual was not serving as an executive officer at December 31, 1993 (collectively, the "Named Executives"):



                           SUMMARY COMPENSATION TABLE

                 Annual Compensation             Long Term Compensation
                --------------------  -----------------------------------------

Name and                              Restricted   Securities
Principal                             Stock        Underlying  All Other
Position        Year Salary<F1> Bonus Award(s)<F2> Options<F3> Compensation<F4>
- -------------   ---- ---------- ----- ------------ ----------- ----------------
P.B. Loyd, Jr.  1993  $300,000  $150,000   $     0       0       $47,279
Chairman,       1992   300,000         0   900,000       0         4,364
President and   1991         0         0         0       0             0
Chief Executive
Officer

C.K. Rhein,
  Jr.<F5>       1993   220,000         0         0        0        27,687
Vice Chairman   1992   220,000         0   675,000        0             0
                1991         0         0         0        0             0

L.E. Voss, Jr.  1993   180,000    44,180         0   80,000         4,497
Vice President  1992   163,833         0         0        0         4,139
Operations      1991   133,500         0         0   80,000             0

W.K. Hillin     1993   167,000    21,870         0   80,000         4,497
Senior Vice     1992   157,000         0         0        0         4,078
President,      1991   155,000         0         0   80,000             0
General Counsel
and Secretary

T.W. Nagle      1993   150,000    37,400         0   80,000         4,497
Vice President  1992   138,452         0         0        0         4,114
& Chief         1991   108,900         0         0   80,000             0
Financial
Officer

J.T. Angel<F6>  1993   191,469         0         0        0       965,288
                1992   250,000         0   675,000        0         3,936
                1991   200,000         0         0   80,000<F7>         0

  <F1>     Mr. Loyd and Mr. Rhein became executive officers in June 1991, and received no salary for 1991.

  <F2>     300,000 shares of Common Stock (restated for the October 1992 one-for-five reverse stock split of the Common Stock) were issued under the 1992 Plan as of April 1, 1992, the date of grant, at a price of $7.50 per share (adjusted for such reverse stock split). Restrictions as to one/twenty-fourth (1/24th) of the Common Stock lapse on each June 30, September 30, December 31 and March 31 in each of 1992, 1993, 1994, 1995, 1996, 1997 and through March 31, 1998. The stock awards entitle the beneficiaries to all rights as a stockholder from the date of grant (including the right to receive dividends when, as and if declared). The total number of shares of Restricted Common Stock as to which restrictions have not lapsed, and related value, as of December 31, 1993, held by Messrs. Loyd and Rhein were as follows:

                      Shares    Value
                      ------   --------
           Mr. Loyd   85,000   $595,500
           Mr. Rhein  63,750    446,250

  <F3>     The stock options awarded in 1991 pursuant to the 1990 Plan have been restated to reflect the October 1992 one-for-five reverse stock split of the Common Stock. In addition, the stock options included for 1993 represent such stock options awarded pursuant to the 1990 Plan which were repriced pursuant to the repricing proposal approved by the Company's stockholders at the 1993 Annual Meeting. See "Compensation Committee Report on Repricing of Options".

  <F4>     Pursuant to the transitional provisions set forth in the proxy rules, amounts of Other Annual Compensation and All Other Compensation are excluded for 1991. For 1992 and 1993, the All Other Compensation column includes the amount of the Company's contribution for each Named Executive under the Reading & Bates Savings Plan, except Mr. Rhein who has waived his right to participate in such Plan.

  <F5>     Pursuant to the agreement referred to in footnote 2 to the table under "PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP -
           - Principal Stockholders" above, the compensation payable to Mr. Rhein is paid to and beneficially owned by WHR.

  <F6>     See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS --
           Employment Contracts, Termination of Employment and
           Change-in-Control Arrangements -- Mr. Angel".

  <F7>     The stock options awarded to Mr. Angel in 1991 were
           relinquished on April 1, 1992 as a condition to his participation in the 1992 Plan.

              Aggregated Option Exercises in Last Fiscal Year
                     and Fiscal Year-End Option Values

                                  Number of               Value of
                                  Securities Underlying   Unexercised
                                  Unexercised Options     In-the-Money Options
                                  at Fiscal Year-End<F1>  at Fiscal Year-End<F1>
                                  ---------------------- -----------------------
               Shares
             Acquired on Value               Un-                     Un-
Name          Exercise  Realized Exercisable exercisable Exercisable exercisable
- -----------  ---------- -------- ----------- ----------- ----------- -----------
P.B. Loyd, Jr.   0        0         0        0          0            0
C.K. Rhein, Jr.  0        0         0        0          0            0
L.E. Voss, Jr.   0        0         48,000   32,000     0            0
W.K. Hillin      0        0         48,000   32,000     0            0
T.W. Nagle       0        0         48,000   32,000     0            0
J.T. Angel<F2>   0        0         0        0          0            0

  <F1>     The stock options granted during 1991 pursuant to the 1990
           Plan were granted at an option price of $1.93125 per share; after the October 1992 one-for-five reverse stock split of the Common Stock the option price was adjusted to $9.65625. On May 18, 1993, the option price was further adjusted to $7.375. The number of unexercised stock options at December 31, 1993 reflects such reverse stock split. At December 31, 1993 the stock options were not "in-the-money". See "Compensation Committee Report on Repricing of Options".

  <F2>     See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS --
           Employment Contracts, Termination of Employment and Change-in-Control Arrangements -- Mr. Angel".



  Performance Graph

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER
                 RETURN AMONG READING & BATES CORPORATION,
                    S&P 500 INDEX AND A PEER GROUP INDEX



       See below for description of Performance Graph. A copy of the Graph has been faxed and a complete paper copy of the Proxy has been couried to Letty G. Lynn, Branch Chief at
       (202)272-2677.



  The above graph assumes $100 invested on December 31, 1988 in the stock or the indexes and shows the value of such investment, assuming reinvestment of dividends, on December 31 of the year indicated. The new peer group reflects certain changes, as described below, from the old peer group used in the Company's 1993 Proxy Statement and is comprised of the following companies: Arethusa
  (Off-Shore) Ltd., Atwood Oceanics Inc., Chiles Offshore Corporation, Energy Services Inc., Global Marine Inc., Rowan Companies Inc., Sonat Offshore Drilling Inc. and the Western Company of North America. Arethusa (Off-Shore) Ltd. and Sonat Offshore Drilling Inc. were added to the new peer group as these companies are in the same line of business as the Company and both had their initial public offerings in 1993. Consequently, peer weightings were adjusted to account for the two new group members. Moreover, the Western Company of North America sold its offshore drilling assets in October 1993. As a result, that company was removed from the peer group indexes as of that date. The following table shows the values that are displayed on the graph:

                        1988  1989  1990  1991  1992  1993
                        ----  ----  ----  ----  ----  ----
  Reading & Bates
          Corporation   $100  $ 71  $ 49  $ 40  $ 21  $ 34
  S & P 500 Index        100   132   128   166   179   197
  Peer Group (New)       100   320   288   148   163   283
  Peer Group (Old)       100   320   288   148   163   292


  Pension Plan Table

  Assuming that an employee is entitled to an annual social security benefit of $13,536 at normal retirement date and has an annual social security covered compensation amount of $22,800, the Pension Plan Table illustrates the amount of annual pension benefits payable by the Company under a single-life annuity basis to a person in specified average compensation and years-of-service classifications.

  36-Month Average              Years of Service
   Remuneration           15      20       25      30       35
  ----------------     -------  -------  -------  -------  -------
           $50,000      13,137   17,516   21,895   26,274   30,653
           100,000      28,559   38,079   47,599   57,118   66,638
           150,000      43,982   58,642   73,303   87,963  102,624
           200,000      59,404   79,205   99,007  118,808  138,609
           250,000      74,826   99,769  124,711  149,653  174,595
           300,000      90,249  120,332  150,415  180,498  210,581
           350,000     105,671  140,895  176,119  211,342  246,566
           400,000     121,094  161,458  201,823  242,187  282,552
           450,000     136,516  182,021  227,527  273,032  318,537
           500,000     151,938  202,585  253,231  303,877  354,523

        Retirement benefits under the Reading & Bates Pension Plan (the "Domestic Plan") are based on an employee's highest average monthly base compensation for 36 consecutive months of credited service, integrating a portion of the primary social security benefit payable to the employee. The benefit is based on the higher of three formulas, A, B and C, as outlined below. Formula A is based on pay, service and primary social security benefit frozen at December 31, 1988, while Formulas B and C are based on pay, service and social security covered compensation as of the date of termination of employment. Formula A is as follows: 2.75% of an employee's average monthly compensation multiplied by the number of years of credited service for the first 20 years; plus 2% of an employee's average monthly compensation multiplied by the number of years of credited service from 21 through 25 years; plus 1.50% of an employee's average monthly compensation multiplied by the number of years of credited service from 26 through 30 years; plus 1% of an employee's average monthly compensation multiplied by the number of years of credited service from 31 through 35 years; plus .50% of an employee's average monthly compensation multiplied by the number of years of credited service from 36 through 40 years; minus 50% of an employee's primary social security benefit. Formula B is as follows: 2.4% of an employee's average monthly compensation multiplied by the number of years of credited service through December 31, 1991 (up to a maximum of 35 years); minus .65% of an employee's social security covered compensation multiplied by the number of years of credited service through December 31, 1991 (up to a maximum of 35 years); plus an amount determined under Formula C based solely on the number of years credited service which accrued after December 31, 1991. Formula C is as follows: 2.0% of an employee's average monthly compensation multiplied by the number of years of credited service for the first 35 years; minus .65% of an employee's social security covered compensation multiplied by the number of years of credited service for the first 35 years. This benefit structure is the result of a plan amendment effective January 1, 1989. The formula in effect prior to this date was Formula A, based on pay, service and primary social security benefit at date of retirement. Compensation covered by the Domestic Pension Plan consists of base wages to the maximum extent allowed under current laws but not to exceed $135,840 (or an amount equal to the difference between $200,000 for 1989 and succeeding years (as adjusted at the same time an manner provided under Code Section 415(d)) and $100,000, or the maximum annual compensation limit provided for in Code Section 401(a)(17)). Messrs. Loyd, Voss, Hillin and Nagle respectively, have 2, 26, 21 and 17 years of credited service under the Domestic Plan. Mr. Rhein has waived his right to participate in the Pension Plan. The Named Executives, except Mr. Rhein, will be entitled to receive the estimated annual benefits based upon their 1993 salary amounts set forth under "Salary" in the Summary Compensation Table.

        Assuming that an employee is entitled to an annual social security benefit of $13,536 at normal retirement date and has an annual social security covered compensation amount of $22,800, the Pension Plan Table illustrates the amount of annual pension benefits payable by the Company under the Domestic Plan and the Retirement Benefit Replacement Plan (described below) under Formula C on a single life annuity basis to a person in specified average compensation and years-of-service classifications.

        The maximum pension benefit allowable under current laws for persons who retired at age 65 in 1994, is $118,800. The Domestic Plan limits the annual compensation that is considered for plan purposes to $150,000 for 1994. Retirement benefits based on pay in excess of the foregoing limitations will be paid pursuant to the Reading & Bates Retirement Benefit Replacement Plan, which was adopted by the Company's Board of Directors in 1978. The Retirement Benefit Replacement Plan is designed to restore to affected employees the dollar amount of pension and pension-related benefits which could no longer be provided under the Domestic Plan as a result of the compensation limitation contained in the Domestic Plan and benefit limitations imposed on the Domestic Plan by ERISA. The Pension Plan Table includes aggregate benefits payable under both the Domestic Plan and the Retirement Benefit Replacement Plan.

        Retirement benefits under the Reading & Bates Offshore Pension Plan (the "Offshore Plan") are determined under formulas similar to those detailed above as the Domestic Plan's Formulas A and C. Formula A under the Offshore Plan is identical to Formula A under the Domestic Plan except that pay, service and primary social security benefit are frozen at December 31, 1990; plus an amount determined under Formula C based solely on the number of years of credited service which accrued after December 31, 1990 is added to the benefit determined. Formula C for the Offshore Plan is identical to Formula C under the Domestic Plan. Compensation covered under the Offshore Plan is the same as that covered by the Domestic Plan without the monetary limits. The Pension Plan Table can also be used to illustrate the amount of annual pension benefits payable by the Company under Formula C of the Offshore Plan.

  Director Compensation

        Each nonemployee director is paid a fee of $18,000 per year ($4,500 per quarter). The Company pays each director an additional fee of $500 for each meeting (other than telephonic meetings) attended by that director. In addition, each nonemployee director is paid for attending each committee meeting at the rate of $700 for committee chairmen and $500 for other committee members. The Company also reimburses its directors for travel, lodging and related expenses they may incur attending board and committee meetings. Nonemployee directors who are not executive officers of the Company are provided life insurance coverage. No other benefits under the Company's employee benefit plans are payable to or on behalf of these directors.

  Employment Contracts, Termination of Employment and
  Change-in-Control Arrangements

        Mr. Angel. The Company had an employment contract with Mr. Angel covering an employment period from January 1, 1992 through January 1, 1995, providing for an annual base salary of not less than $250,000 and for his participation in other benefit plans and programs of the Company, including the 1992 Plan. On October 6, 1993, Mr. Angel, President and Chief Operating Officer, and a member of the Board of Directors, resigned from those positions in order to pursue other business interests. Mr. Angel and the Company entered into a severance agreement effective as of the date of Mr. Angel's resignation.

        Under the severance agreement, the Company has agreed to (a) make a lump-sum payment to Mr. Angel of salary earned through the date of termination and a bonus based on the highest annual bonus during the preceding three-year period prorated in accordance with the period in the current year prior to the termination, (b) make a lump-sum payment to Mr. Angel of the amount determined by multiplying 1.25 times the sum of the highest aggregate annual base salary and annual bonus paid to him with respect to any one fiscal year ending within the three-year period ending on the date of termination times three,
  (c) deliver to Mr. Angel his remaining 90,000 shares under the 1992 Plan free of restrictions and (d) continue to provide certain welfare plan and other benefits for a period of three years or as long as such plan or benefits allow. In addition, the agreement provides that if any payment to Mr. Angel would be subject to any excise tax under Code
  Section 4999, a "gross-up" payment will be made to place Mr. Angel in the same net after-tax position as would have been the case if no excise tax had been payable. As provided in the agreement, the Company engaged Arthur Andersen & Co. to determine whether the benefits payable to Mr. Angel were subject to an excise tax payment and an additional income tax gross-up payment by the Company. Arthur Andersen & Co. has advised that no excise tax is currently payable to Mr. Angel as a result of payments made to him pursuant to the severance agreement. In the fourth quarter of 1993, the Company recorded a charge of approximately $1.1 million against earnings related to the severance agreement with Mr. Angel.

        Officer Agreements. The Company has entered into employment agreements with Messrs. Loyd, Rhein, Voss, Hillin and Nagle. The agreements with Messrs. Loyd, Rhein, Voss, Hillin and Nagle provide that for a continuing three-year employment period (ending currently on March 31, 1997) the officers will receive annual base salaries of not less than $300,000, $220,000, $220,000, $180,000 and $175,000, respectively, and, except in the case of Mr. Rhein, will participate in other benefit plans and programs of the Company. Each of such employment agreements was amended effective as of October 1, 1993 by agreement between the Company and each executive.

        As amended, each of such agreements provides that if the officer terminates his employment for good reason or during the 180-day period following a change of control of the Company, the Company will (a) make a lump sum payment to him of salary earned through the date of termination and a bonus based on the highest annual bonus paid him during the preceding three-year period prorated in accordance with the period in the current year prior to the termination, (b) make a lump sum payment to him of the amount determined by multiplying 1.25 times the sum of the highest aggregate annual base salary and annual bonus (or equal to such salary and bonus if such termination occurs after October 31, 1997) paid to the officer with respect to any one fiscal year ending within the three-year period ending on the date of termination times three, (c) in the case of Messrs. Loyd and Rhein, deliver to such executive the shares under the 1992 Plan free of restrictions and (d) except in the case of Mr. Rhein, continue to provide certain welfare plan and other benefits for a period of three years or as long as such plan or benefits allow.

        For purposes of the employment agreements, "good reason" includes (i) a change in the officer's position, authority, duties or responsibilities, (ii) changes in the office or location at which he is based without his consent (such consent not to be unreasonably withheld), (iii) certain breaches of the agreement and (iv) in the case of Messrs. Loyd and Rhein, (x) any determination by such executive that termination of his employment with the Company is, in his sole opinion, in the best interests of the Company or Messrs. Loyd or Rhein and in such event (A) the date of termination is not less than 180 days (or such shorter period as may be mutually agreed between such executive and the Company) following the giving of notice of termination as provided in the employment agreements and (B) Greenwing and Workout, respectively, shall have disposed of (including, without limitation, by means of a distribution to its stockholders) not less than 50% of the Company's Common Stock beneficially owned, directly or indirectly, by such entity as of October 11, 1993 and (y) the occurrence of October 11, 2003. A "change of control" for purposes of the agreements with Messrs. Voss, Hillin and Nagle would occur if a person or group (other than (i) such officer, (ii) the Company or any of its subsidiaries or affiliates,
  (iii) any person subject as of the date of the agreement to the reporting or filing requirements of Section 13(d) of the Exchange Act with respect to the securities of the Company or any affiliates, (iv) any trustee or other fiduciary holding or owning securities under an employee benefit plan of the Company, (v) any underwriter temporarily holding or owning securities of the Company, or (vi) any corporation owned directly or indirectly by the current stockholders of the company in substantially the same proportion as their then ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities. A "change of control" for purposes of the agreements with Messrs. Loyd and Rhein would occur if any person or group (subject to the same exceptions described in the change of control provisions above for the agreements with Messrs. Voss, Hillin and Nagle) becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty-two and one-half percent (22.5%) or more of the combined voting power of the Company's then outstanding securities.

        The same benefits payable to each officer under the agreement if he terminates his employment for good reason or following a change of control would also be payable to him if the Company terminates his employment other than for cause (as defined in the agreement) or if he dies or becomes disabled under the terms of the agreement. "Cause" for purposes of the agreements with Messrs. Loyd and Rhein includes
  (i) dishonesty by such executive which results in substantial personal enrichment at the expense of the Company or (ii) demonstratively willful repeated violations of such executive's obligations under the employment agreements which are intended to result in material injury to the Company. "Cause" for purposes of the agreements with Messrs. Voss, Hillin and Nagle includes (i) dishonesty by such executive which results in substantial personal enrichment at the expense of the Company, (ii) such executive's willful engagement in conduct which is materially injurious to the business or reputation of the Company, or
  (iii) such executive's failure substantially to perform his duties with the Company in a reasonably satisfactory manner, in each case as determined in good faith by the affirmative vote of at least two-thirds of the members of the Board. For purposes of the employment agreements with Messrs. Loyd, Rhein, Voss, Hillin and Nagle, no act or failure to act on the part of such executives shall be deemed "willful" unless done or admitted to be done by such executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

        The agreements provide that if any payment to one of the covered officers will be subject to any excise tax under Code Section 4999, a "gross-up" payment would be made to place the officer in the same net after-tax position as would have been the case if no excise tax had been payable. Based on their current compensation levels, the amount of income which the officers could recognize under the agreements (together with any other compensation payable by reason of a change of control) before payment of an excise tax would be required and such a tax gross-up payment would be payable by the Company would be approximately $1,507,000 in the case of Mr. Loyd, $1,129,000 in the case of Mr. Rhein, $449,000 in the case of Mr. Voss, $505,000 in the case of Mr. Hillin, and $380,000 in the case of Mr. Nagle. The aggregate present value of the benefits payable under the respective agreements in the event their provisions became operative is approximately $1,678,000 in the case of Mr. Loyd, $820,000 in the case of Mr. Rhein, $873,000 in the case of Mr. Voss, $716,000 in the case of Mr. Hillin, and $721,000 in the case of Mr. Nagle, assuming that such provisions became operative on April 1, 1994 and based solely on the provisions of the agreements relating to payments respecting salary and bonus. Provisions of the agreements relating to payments respecting other benefits would increase the amounts payable. Based on these assumptions, 20% excise tax payments would be imposed under Code Section 4999 with respect to the present value of all benefits payable by reason of a change of control in excess of $311,000 in the case of Mr. Loyd, $145,000 in the case of Mr. Rhein, $146,000 in the case of Mr. Voss, $110,000 in the case of Mr. Hillin and $120,000 in the case of Mr. Nagle, and the Company would be required to make gross-up payments so as to place the officers in the same respective net after-tax positions as would have been the case if no excise tax had been payable.

             COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1993 all reports required by Section 16(a) to be filed by its directors, officers and greater than ten percent beneficial owners were filed on a timely basis except that: BCL and Messrs. McLean, Webster and McIntire each filed late one Form 4 with respect to a single transaction; Mr. Ofner filed late two Form 4's each with respect to a single transaction; and Messrs. Loyd and Angel each filed late one Form 5 with respect to the surrender of restricted stock, which had been awarded under the 1992 Plan approved by the Company's stockholders under Rule 16b-3, to satisfy tax withholding obligations.

                       THE RECLASSIFICATION PROPOSAL

        The Board of Directors has approved the Reclassification
  Proposal and has directed that the Reclassification Proposal be submitted to the Company's stockholders for consideration and action.
  If both the Reclassification Proposal and the Charter Amendment are approved by the stockholders, the Company will effect the Reclassification Proposal and the Charter Amendment, and will amend and restate the Charter in substantially the form set forth in Exhibit 99.A hereto. If the Reclassification Proposal is not approved but the Charter Amendment is approved, the Company will effect the Charter Amendment, and will amend and restate the Charter in substantially the form set forth in Exhibit 99.B hereto. Accordingly, Exhibit 99.A reflects changes to the Charter required by both the Reclassification Proposal and the Charter Amendment while Exhibit 99.B reflects changes to the Charter required by the Charter Amendment alone. If the Reclassification Proposal is approved but the Charter Amendment is not approved, the Company will effect the Reclassification Proposal alone. See
  "THE CHARTER AMENDMENT".


  Purposes and Effects of the Reclassification Proposal

        As of the Record Date, there were 60 shares of Class A Stock outstanding, convertible in the aggregate into 81 shares of Common Stock. See "Description of Common Stock" and "Description of Class A Stock". The Reclassification Proposal contemplates the amendment of the Charter so as to reclassify each outstanding share of Class A Stock into 10 shares of Common Stock (with cash payments to be made in lieu of fractional shares) and to delete all references to the Class A Stock from the Charter.

        The Board of Directors believes that the small number of remaining outstanding shares of Class A Stock and the dividend and other rights thereof are immaterial to the holders of such Class A Stock and that elimination of the Class A Stock pursuant to the Reclassification Proposal will significantly reduce administrative burdens and expenses currently associated with the Class A Stock, including obligations to maintain a transfer agent for the Class A Stock, obligations to provide special notices to holders of Class A Stock under certain circumstances, and obligations to calculate, declare and distribute dividends on the Class A Stock in an amount (a maximum of $48.00 per year) which is otherwise immaterial to the holders of Class A Stock.

        In addition, holders of Class A Stock will benefit from the liquidity of the trading market for shares of Common Stock, which are listed for trading on the New York and Pacific Stock Exchanges. Any Common Stock issued in connection with the Reclassification Proposal will be listed on the New York Stock Exchange and the Pacific Stock Exchange and will be freely tradeable by holders thereof who are not affiliates of the Company. On the Record Date, the reported closing price of the Common Stock on The New York Stock Exchange was $5.625 per share. The Class A Stock is not listed or approved for trading on or with any securities exchange or association.

        Consummation of the Reclassification Proposal will not alter the number of authorized shares of Common Stock, which will remain 425,000,000 shares. The aggregate number of shares of capital stock which the Company has authority to issue will be reduced by 285 shares, representing elimination of the 285 shares of Class A Stock currently authorized, and all references to the Class A Stock will be deleted from the Charter. Consummation of the Reclassification Proposal will have no material federal tax or accounting consequences.

        In the event that the Reclassification Proposal is adopted and becomes effective, all powers, preferences, privileges, voting and other special or relative rights and qualifications of the Class A Stock, including priorities with respect to dividends and liquidation, existing prior to the effective date of the amendment will be terminated. The former holders of Class A Stock will thereafter be entitled to receive shares of Common Stock and will, as owners of such Common Stock, have rights identical in all respects to other holders of Common Stock.

        If the Reclassification Proposal is adopted, an amendment to the Charter will be filed with the Secretary of State of Delaware immediately following the Annual Meeting (the "Effective Date"). The proposed amendments to the Charter in substantially the form to be implemented in connection with the Reclassification Proposal and the Charter Amendment are set forth in full in Exhibit A hereto.

        On the Effective Date, each share of Class A Stock issued and outstanding immediately prior to the Effective Date will be reclassified as and changed into ten shares of Common Stock, subject to the treatment of fractional share interests as described below. Shortly after the Effective Date, the Company will send transmittal forms to holders of the Class A Stock to be used in forwarding their certificates formerly representing shares of Class A Stock for surrender and exchange for the whole shares of Common Stock into which their Class A Stock was reclassified and cash in lieu of any fraction of a share of Common Stock to which such holders would otherwise be entitled. No certificates or scrip representing fractional share interests in Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote or to any rights of a stockholder of the Company. In lieu of any such fractional share interest, each holder of the Class A Stock who otherwise would be entitled to receive a fractional share of Common Stock will be paid cash upon surrender of certificates formerly representing the Class A Stock held by such holder in an amount equal to the product of such fraction multiplied by the closing price of the Common Stock on the New York Stock Exchange on the Effective Date (or if the Common Stock is not so traded on such date, such closing price on the next preceding day on which such stock was traded on the New York Stock Exchange).

  Description of Common Stock

        The holders of Common Stock are entitled to one vote per share and generally vote together with the Class A Stock as a single class. Holders of Common Stock do not have cumulative voting rights in elections for directors. Holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds of the Company legally available for the payment of dividends, subject to the prior rights of holders of any outstanding preferred stock and Class A Stock. Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to stockholders, subject to the prior rights of holders of any outstanding preferred stock or Class A Stock. See "PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP".

  Description of Class A Stock

        The holders of Class A Stock are entitled to four votes per share and vote together with the Common Stock as a single class, subject to the right to a separate class vote in certain specific instances and as required by law. If the holders of one or more series of preferred stock (including the Preferred Stock) are entitled to elect members of the Company's Board of Directors by reason of default in payment of dividends, the holders of Class A Stock are entitled to vote together with such holders of preferred stock (including the Preferred Stock) for the election of such directors. Holders of Class A Stock have cumulative voting rights in elections of directors. Holders of Class A Stock are entitled to receive, when, as and if declared by the Board of Directors, cumulative cash dividends in preference to any dividends on the Common Stock at the annual rate of $.30 per share on a parity with holders of preferred stock (including the Preferred Stock) and additional noncumulative dividends of $.50 per share in any year in which a dividend (other than a dividend payable in Common Stock) is paid or declared on the Common Stock. No interest is paid on accrued dividends. All cumulative dividends payable on the Class A Stock have been declared and paid by the Company through the first quarter of 1994. Upon any liquidation, dissolution or winding up of the Company, holders of Class A Stock are entitled to receive $12 per share, plus all accrued and unpaid cumulative dividends, on a parity with holders of preferred stock (including the Preferred Stock) before any distribution may be made to holders of Common Stock. The 60 outstanding shares of Class A Stock are currently convertible into 81 shares of Common Stock. Provision is made for adjustment in the conversion rate in the event of stock splits, stock dividends, subdivisions, reclassification or mergers and in certain other events. The Class A Stock is not subject to redemption. See "PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP."


  Material Differences Between Class A Stock and Common Stock

  Voting Rights

       Common Stock. One vote per share voting with Class A Stock as a class

       Class A Stock. Four votes per share voting with Common Stock as a class with cumulative voting for election of directors; class vote pursuant to applicable law and in certain other identified situations; four votes per share voting with preferred stock as a class with cumulative voting for election of preferred stock directors

  Dividend Rights

       Common Stock.  Discretionary

       Class A Stock. $.30 per share per annum; $.50 in any year where a dividend is paid on Common Stock

  Liquidation Rights

       Common Stock. Receive all assets of Company subject to prior rights of preferred stock and Class A Stock

       Class A Stock. $12.00 per share plus all accrued and unpaid dividends

  Conversion Rights

       Common Stock.  None

       Class A Stock.  At option of holder into 1.35 shares of Common
  Stock


  Board Recommendation

        The Board recommends a vote FOR the adoption of the Reclassification Proposal.

                           THE CHARTER AMENDMENT

        The Board of Directors has approved the Charter Amendment and has directed that the Charter Amendment, as alternatively set forth in Exhibits A and B hereto, be submitted to the Company's stockholders for consideration and action. If both the Reclassification Proposal and the Charter Amendment are approved by the stockholders, the Company will effect the Reclassification Proposal and the Charter Amendment, and will amend and restate the Charter substantially in the form set forth in Exhibit A hereto. If the Reclassification Proposal is not approved but the Charter Amendment is approved, the Company will effect the Charter Amendment, and will amend and restate the Charter in substantially the form set forth in Exhibit 99.B hereto. Accordingly, Exhibit 99.A reflects changes to the Charter required by both the Reclassification Proposal and the Charter Amendment while
  Exhibit 99.B reflects changes to the Charter required by the Charter Amendment alone. If the Reclassification Proposal is approved but the Charter Amendment is not approved, the Company will effect the Reclassification Proposal alone. See "THE RECLASSIFICATION PROPOSAL".

  Purposes and Effects of the Charter Amendment

        The Charter Amendment provides for the amendment of the Charter to (i) amend Article THIRD thereof to delete the detailed statement of the business, objects or purposes to be transacted, promoted or carried on by the Company and replace such statement with a general statement of purpose authorizing the Company to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, (ii) delete Articles FIFTH through EIGHTH thereof, (iii) amend the Charter to delete all reference to the Class B Stock and (iv) restate the Charter in its entirety, in order to integrate the provisions of the Charter which will be and remain in effect and operative following the Annual Meeting.

        Approval by the Company's stockholders of the Charter Amendment will constitute ratification and approval of all of the terms and provisions of the Charter as set forth in Exhibit A hereto (if the Reclassification Proposal is also approved) or Exhibit B hereto (if the Reclassification Proposal is not approved).

        Article THIRD of the Charter currently contains a detailed statement of the business, objects or purposes to be transacted, promoted or carried on by the Company. The Company believes that such statement of purposes effectively authorizes the Company to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Company is not aware of any business or activity currently engaged in or carried on by the Company or expected to be engaged in or carried on by the Company in the future which is not authorized or permitted pursuant to the existing terms and provisions of Article THIRD. Nevertheless, the Company believes that the detailed statement of purpose now contained in Article THIRD is antiquated and unnecessarily complicated and detailed. Accordingly, the Company seeks to amend Article THIRD to authorize the Company to engage in any lawful act or activity, in accordance with what the Company believes to be modern corporate practice and custom. This change to Article THIRD will modernize, abbreviate and simplify the Charter without altering the Company's authority lawfully to engage in all aspects of its business as currently conducted or as to be conducted in the future.

        Articles FIFTH through EIGHTH of the Charter currently set forth the minimum amount of capital with which the Company will commence business, the names and places of the Company's incorporators, the fact that the Company is to have perpetual existence and the fact that stockholder's private property shall not be subject to the payment of corporate debts. The deletion of Articles FIFTH through EIGHTH will modernize, abbreviate and simplify the Charter without altering the legal rights or obligations of the Company or its stockholders under the Delaware General Corporation Law.

        Pursuant to the Charter, the Company currently has 41,113,980 shares of Class B Stock authorized. None of such shares of Class B Stock are currently issued or outstanding. The Class B Stock was authorized for issuance to certain creditors of the Company in connection with the Company's business, financial and capital restructuring consummated in September 1989. In connection with the Company's recapitalization consummated in March 1991, all of the issued shares of Class B Stock were converted into Common Stock by the holders thereof. The Company has no plans to issue Class B Stock in the future. Accordingly, the Board of Directors has approved the deletion of all references to the Class B Stock in the Charter by means of the Charter Amendment.

        Consummation of the Charter Amendment will not alter the number of authorized shares of Common Stock, which will remain 425,000,000 shares. The aggregate number of shares of capital stock which the Company has authority to issue will be reduced by 41,113,980 shares, representing elimination of the 41,113,980 shares of Class B Stock currently authorized, and all references to the Class B Stock will be deleted from the Charter. Consummation of the Charter Amendment will have no material federal tax or accounting consequences.

        Pursuant to the restatement of the Charter by means of the Charter Amendment, provisions governing the terms of the Preferred Stock will be incorporated into the body of the Charter from the existing Certificate of Designations for the Preferred Stock and, in connection therewith, various stylistic and formal changes will be made to the existing text of such Certificate of Designations. None of these changes will alter in any respect the rights, privileges, duties or obligations of the Company or the holders of the Preferred Stock.

  Board Recommendation

        The Board recommends a vote FOR the adoption of the Charter
  Amendment.

               APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has approved the Auditors Proposal which involves reappointment of Arthur Andersen & Co. as the independent public accountants for the Company for its fiscal year 1994.

        The Board of Directors selected and the stockholders voted to ratify and approve the appointment of Arthur Andersen & Co. as independent accountants for the Company for its fiscal year 1992 to replace Coopers & Lybrand effective as of November 25, 1992, and for its fiscal year 1993.

        There were no disagreements with Coopers & Lybrand regarding accounting principles and practices for the two fiscal years ended December 31, 1991, and the subsequent interim period ended
  November 25, 1992. The decision to change accountants was approved by the Company's Audit Committee of the Board of Directors.

        Representatives of Arthur Andersen & Co. will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  Board Recommendation

        The Board recommends a vote FOR approval and ratification of the Auditors Proposal.

                           STOCKHOLDER PROPOSALS

        The date by which proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting is December 15, 1994.

              OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

        Management does not intend to bring any other matters before the Annual Meeting nor does it know of any matters which other persons intend to bring before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying Proxy will be authorized to vote thereon pursuant to discretionary authority.


        This Proxy Statement is accompanied by a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1993.



                        READING & BATES CORPORATION


                 PROXY SOLICITED BY BOARD OF DIRECTORS FOR
               ANNUAL MEETING OF STOCKHOLDERS -- MAY 10, 1994


              The undersigned hereby appoints Paul B. Loyd, Jr., C. Kirk Rhein, Jr. and T. W. Nagle, or any of them, as proxies and attorneys with several powers of substitution, hereby revoking any prior Proxy, and hereby authorizes them to represent the undersigned and to vote as designated below all the shares of Common Stock (the "Common Stock") and all of the shares of Class A (Cumulative Convertible) Capital Stock (the "Class A Stock"), of Reading & Bates Corporation (the "Company") held of record by the undersigned on April 8, 1994 at the Annual Meeting of Stockholders to be held on May 10, 1994 (the "Annual Meeting"), or any postponement or adjournment thereof.


  The Board of Directors recommends a vote FOR:

  1. Election of the following nominees as Class III directors for terms expiring in 1997: Arnold L. Chavkin, Paul B. Loyd, Jr. and Steven A. Webster:


                 [ ] FOR     [ ] WITHHOLD       [ ] FOR, except

                                             withhold from: _____________

2. Approval and adoption of a proposal to amend the Company's Restated Certificate of Incorporation (the "Charter") so as to reclassify each share of the Company's Class A Stock into 10 shares of Common Stock and to delete all references to such Class A Stock therefrom, as more fully described in the Company's Proxy Statement with respect to the Annual Meeting (the "Reclassification Proposal"):

                  [ ] FOR     [ ] AGAINST         [ ] ABSTAIN

3. Approval and adoption of a proposal to amend the Charter to update and simplify Article THIRD thereof, to delete Articles FIFTH through EIGHTH thereof, to delete all references to the Class B Stock therefrom and to restate the Charter in its entirety as more fully described in the Company's Proxy Statement with respect to the Annual Meeting (the "Charter Amendment"):

                   [ ] FOR     [ ] AGAINST        [ ] ABSTAIN

4. Ratification and approval of the reappointment of Arthur Andersen & Co. as independent public accountants for the Company for its fiscal year 1994:

                    [ ] FOR     [ ] AGAINST        [ ] ABSTAIN

5. In their discretion on any other matter that may properly come before the meeting.



You may specify your votes by marking the appropriate boxes above. You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors' recommendations. If your votes are not specified, your shares will be voted FOR the election of the nominees for directors, FOR the approval and adoption of the Reclassification Proposal, FOR the approval and adoption of the Charter Amendment and FOR the ratification and approval of the reappointment of Arthur Andersen & Co. as independent public accountants.


                                 DATED: ____________________, 1994


                                 _________________________________
                                             (Signature)

                           (NOTE:  in the case of a joint ownership, each such
                            owner should sign. Executors, Administrators, guardians, trustees, etc. should add their title as such, and where more than one executor, etc. is named, a majority must sign. If the signer is a corporation, please sign full corporation name by a duly authorized officer.)



           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         IN THE ENCLOSED ENVELOPE



                      READING & BATES CORPORATION


                             EXHIBIT INDEX


          Exhibit
          Number                 Description

           99.A       Restated Certificate of Incorporation
                      of Reading & Bates Corporation as if
                      the Reclassification Proposal and the
                      Charter Amendment are approved by the
                      stockholders.

           99.B       Restated Certificate of Incorporation
                      of Reading & Bates Corporation as if
                      the Reclassification Proposal is not
                      approved but the Charter Amendment is
                      approved by the stockholders.